Exhibit 99.1

Ares Capital Corporation Announces Amendments to Its Secured Revolving Facilities

Revolving Credit Facility and Revolving Funding Facility Amended to Reduce Asset Coverage Requirement from 200% to 150%

Debt Capital Structure Now Permits 150% Asset Coverage Ratio Beginning June 21, 2019

NEW YORK — October 3, 2018 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced today that it has completed all necessary amendments to its secured revolving facilities to allow it to use the flexibility and incremental leverage provided by the Small Business Credit Availability Act (“SBCAA”).

Ares Capital has amended its $2.1 billion Revolving Credit Facility, led by arrangers JP Morgan, SunTrust Robinson Humphrey and Bank of America Merrill Lynch, to reduce the asset coverage covenant from 200% to 150% and to make certain related changes to the borrowing base calculations.  Pricing and other significant terms in this facility remained unchanged.

In addition, Ares Capital amended the documents governing its $1 billion Revolving Funding Facility led by Wells Fargo to allow it to operate under the 150% asset coverage requirement.  Pricing and other significant terms in this facility remain unchanged.  Amendments to adopt the new 150% asset coverage requirement were not necessary for any of Ares Capital’s other debt agreements.

“We have now completed all of the necessary amendments within our capital structure to execute our previously communicated plan to obtain the benefits of the flexibility provided by the SBCAA, which we believe will result in enhanced profitability while maintaining our conservative investment grade profile,” said Kipp deVeer, Chief Executive Officer of Ares Capital.

“We appreciate the support from our banking partners to complete these amendments now so that we are positioned to begin to operate under the new SBCAA framework next June,” said Penni Roll, Chief Financial Officer of Ares Capital.  “Their support highlights the confidence that they have placed in Ares Capital’s strong investment track record and prudent balance sheet management.”

About Ares Capital Corporation

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest BDC by both market capitalization and total assets. Ares Capital is externally managed by a subsidiary of Ares Management, L.P. (NYSE: ARES), a publicly traded, leading global alternative asset manager. For more information about Ares Capital Corporation, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

Investor Relations

Ares Capital Corporation

Carl G. Drake or John Stilmar

888-818-5298

irarcc@aresmgmt.com